UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 21, 2010
CLINICAL DATA, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-12716	04-2573920
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

One Gateway Center, Suite 702, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 527-9933
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
     On May 24, 2010, Clinical Data, Inc. (the “Company”) announced that the U.S. Food and Drug Administration (the “FDA”) had accepted for filing the Company’s New Drug Application (the “NDA”) for vilazodone for the treatment of major depressive disorder. Under the terms of the Company’s license agreement with Merck KGaA (“Merck”), the FDA’s acceptance of the NDA for filing gave rise to a milestone payment to Merck of €12.5 million, payable in shares of the Company’s common stock. On May 21, 2010, the Company issued Merck 920,901 shares of its common stock as a milestone payment in an unregistered sale of its equity securities.
     The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) for the issuance of common stock to Merck pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, Merck is an accredited investor, had access to information about the Company and its investment, and took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.
Item 8.01. Other Events.
     On May 24, 2010, the Company issued a press release announcing the acceptance of the NDA for filing, which press release is included as Exhibit 99.1 to this current report and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
99.1 Press release issued by Clinical Data, Inc. on May 24, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clinical Data, Inc.
By:	/s/ Caesar J. Belbel
Caesar J. Belbel
Executive Vice President, Chief Legal Officer and Secretary

DATE: May 24, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Clinical Data, Inc. on May 24, 2010.